EXHIBIT 107

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $0.001 par value per share	1,000,000	$1.62	$1,620,000	$178.53

(1) Represents shares of common stock, par value $0.001 (the “Common Stock”), of Ammo, Inc. issuable under the Ammo, Inc. 2017 Equity Incentive Plan, as amended (the “Plan”).

(2) Also registered hereby are such additional and indeterminate number of shares of Common Stock as may be issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Common Stock.

(3) Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sales prices per share of the Common Stock as reported on the Nasdaq Stock Market on March 23, 2023.